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                                                                    Exhibit 10.6


                            ADDENDUM NO. 3 TO AMENDED
                            AND RESTATED GROUND LEASE



         This ADDENDUM NO. 3. TO AMENDED AND RESTATED GROUND LEASE (this "ADDENDUM") is made as of May 19, 2003, by and between THE IRVINE COMPANY, a Delaware corporation ("LANDLORD"), and HINES NURSERIES, INC., a California corporation, formerly known as Hines Horticulture, Inc. ("TENANT").


                                    RECITALS
                                    --------


         A. Landlord and Tenant are parties to that certain Amended and Restated Ground Lease dated September 1, 1996 (the "ORIGINAL LEASE"), as amended by Addendum No. 1 to Amended and Restated Ground Lease dated as of October 26, 1996 ("ADDENDUM NO. 1") and Addendum No. 2 to Amended and Restated Ground Lease dated as of December 18, 1997 ("ADDENDUM NO. 2"). The Original Lease, Addendum No. 1 and Addendum No. 2 are sometimes hereinafter collectively referred to as the "LEASE." Pursuant to the Lease, Tenant leases certain premises from Landlord as more particularly described therein (the "LEASED PREMISES").

         B. Landlord and Tenant desire to implement a new plan for early termination of portions of the leased premises, as set forth in this Addendum.

         C. Capitalized terms used in this Addendum but not defined herein shall have the same meaning given in the Lease.


                                    AGREEMENT
                                    ---------


         In consideration of the foregoing recitals and the mutual covenants and conditions set forth in this Addendum, Landlord and Tenant hereby amend the Lease as follows:


         1. ADDITION OF PROPERTY TO THE LEASED PREMISES.

                  (a) ADDITION OF 63 ACRE PARCEL.

                           (i) Subject to satisfaction of the conditions set
forth in subparagraph 1(a)(ii) below, that certain real property shown on EXHIBIT "A" attached hereto as the "63 Acre Parcel" (the "63 ACRE PARCEL") shall automatically be added to the leased premises as provided in this Section 1(a), for the remainder of the term of the Lease.


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                           (ii) The 63 Acre Parcel is currently leased to B & E
Farms, a California corporation ("B & E") pursuant to a Standard Form Farming Lease dated July 1, 2002 (the "FARMING LEASE"). The term of the Farming Lease expires June 30, 2003. Landlord has given B & E notice that the Farming Lease will not be extended and that B & E must vacate the 63 Acre Parcel promptly upon the expiration of the term of the Farming Lease. It is a condition to the addition of the 63 Acre Parcel to the leased premises under the Lease that B & E shall have vacated the 63 Acre Parcel and Landlord shall have delivered to Tenant written notice thereof. Landlord shall use commercially best efforts to cause B & E to vacate the 63 Acre Parcel as described above, but in no event shall Landlord be liable to Tenant for damages or any other remedy in equity or in law arising from or due to any delay or failure of B & E to vacate the 63 Acre Parcel (and Tenant waives all claims and demands with regard thereto).

                           (iii) Landlord shall give Tenant written notice
promptly upon vacation of the 63 Acre Parcel by B & E, and upon receipt by Tenant of such notice, the 63 Acre Parcel shall be added to the leased premises in its "AS-IS" condition; provided that, except as may have been caused by Hines or any of the Hines' Representatives, Tenant shall not be responsible for any Hazardous Materials located on the 63 Acre Parcel or violations of Hazardous Material Laws existing prior to the date the 63 Acre Parcel is added to the leased premises. Landlord shall not have any obligation to improve the 63 Acre Parcel in any manner. If Tenant discovers any Hazardous Materials on the 63 Acre Parcel, Tenant shall promptly give Landlord written notice thereof. If Tenant discovers Hazardous Materials on the 63 Acre Parcel (A) existing prior to the date the 63 Acre Parcel is (or could have been) added to the leased premises,
(B) not caused by Hines or any of the Hines' Representatives, and (C) requiring remediation by governmental authorities, then Tenant shall have the right to delete from the leased premises the portion of the 63 Acre Parcel so contaminated, provided Tenant gives written notice of such contamination to Landlord, together with Tenant's written election to delete the same from the leased premises, on or before December 31, 2003. Any such deletion shall be effective immediately upon receipt by Landlord of such notice. If Tenant does not so exercise its right to delete the contaminated portion from the leased premises, then Landlord shall be responsible for addressing such Hazardous Materials as required by law.

                           (iv) Notwithstanding anything to the contrary above,
if B & E fails to vacate the 63 Acre Parcel on or before December 31, 2003, or if Tenant deletes all or a portion of the 63 Acre Parcel from the leased premises as provided in subparagraph (iii) above on or before December 31, 2003, then the following shall apply:

                                (A) The 63 Acre Parcel or portion thereof
deleted due to Hazardous Materials, as applicable, shall not be added to the leased premises as contemplated in this paragraph 1(a);

                                (B) Substitute acreage equivalent in acreage
(the "SUBSTITUTE ACREAGE") in that portion of the leased premises within the area described as "C/220 ac" on EXHIBIT "A" attached hereto shall not be removed from the leased premises early pursuant to paragraph 2 below, but instead shall remain a part of the leased premises as set forth in the Original Lease for a term expiring December 31, 2010 (subject to earlier termination pursuant to paragraph 4 below); and

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                                (C) The location of the Substitute Acreage to
remain in the leased premises shall be as designated by Landlord and approved in writing by Tenant, which approval shall not be unreasonably withheld. The Substitute Acreage shall be equivalent in acreage to the 63 Acre Parcel or the portion thereof deleted by Tenant due to Hazardous Materials, as applicable. Landlord and Tenant shall cooperate to approve the location of the Substitute Acreage in writing on or before March 1, 2004.

                  (b) ADDITION OF SCHOOL PROPERTY.

                           (i) Subject to satisfaction of the conditions set
forth in subparagraph 1(b)(iii) below, that certain real property described on EXHIBIT "A" attached hereto as the "IUSD/20 ac" property (the "SCHOOL PROPERTY") shall automatically be added to the leased premises as provided in this Section 1(b), for the remainder of the term of the Lease.

                           (ii) The School Property was included within the
leased premises under that certain Ground Lease dated October 27, 1968 by and between The Irvine Company, a West Virginia corporation, predecessor in interest to Landlord, and James W. Hines, James W. Hines, Jr., and Cecil H. Shirar, predecessor in interest to Tenant, as amended (the "1968 LEASE"). The 1968 Lease replaced that certain Lease dated January 1, 1958 and that certain Farming Lease dated May 26, 1967 between the same parties. Pursuant to the terms of Addendum No. 18 to Ground Lease, which amended the 1968 Lease, the School Property was deleted from the leased premises under the 1968 Lease and was instead leased from Landlord to Tenant under the terms of that certain School Site Nursery Lease dated as of June 26, 1992 (the "SCHOOL SITE LEASE"). Landlord sold the School Property to Irvine Unified School District ("IUSD") subject to the terms of the School Site Lease, and Tenant has continued its nursery operations on the School Property under the lease with IUSD. Thus, Tenant or its predecessor in interest has been leasing and using the School Property continuously since 1958.

                           (iii) ***

                           (iv) ***

         2. REMOVAL OF PORTIONS OF LEASED PREMISES.

                  (a) RECISION OF REMOVAL PROVISIONS. Pursuant to Section 8.1 of the Original Lease, Landlord has previously given Tenant notice of its election to remove "Area B" of the leased premises pursuant to correspondence from Peter Changala dated March 17, 2000 (as such letter was modified by certain correspondence from Peter Changala dated October 12, 2000) and to remove the "Open Space Spine" along Jeffrey Road pursuant to correspondence from Peter Changala dated July 17, 2002 (collectively, the "REMOVAL NOTICES"). Section 8.1 of the Original Lease is hereby deleted, and Landlord's Removal Notices are hereby rescinded and shall be of no effect.

                  (b) REMOVAL OF AREA C. Subject to subparagraph 1(a)(iv) above, that portion of the leased premises described on EXHIBIT "A" attached hereto as area "C/220 ac" ("AREA C") (which Area C includes that property described in the Lease generally as the Open Space Spine and shown on EXHIBIT "A" as "Open Space") shall automatically be removed from the leased premises as follows:


-----------------
  *** Information omitted and filed separately with the Commission for confidential treatment.

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                           (i) AREA 1. That portion of Area C shown on EXHIBIT
"A" as area "1" shall automatically and without further notice be removed from the leased premises, and the Lease shall automatically and without further notice terminate as to such area, effective 5:00 PM on June 30, 2006.

                           (ii) AREA 2. The remainder of Area C (i.e., that
portion of Area C described on EXHIBIT "A" as area "2" together with that property described in the Lease generally as the Open Space Spine and shown on EXHIBIT "A" as "Open Space") shall automatically and without further notice be removed from the leased premises, and the Lease shall automatically and without further notice terminate as to such area, effective 5:00 PM on December 31, 2006.

         3. MINIMUM ANNUAL RENTAL. Section 5(a) of the Original Lease is hereby amended to provide that effective July 1, 2003, the "minimum annual rental" shall be *** per year, payable quarterly in advance on or before the tenth
(10th) day of January, April, July and October of each and every calendar year of the term. The minimum annual rental shall not be adjusted by reason of the removal or addition of any property from the leased premises, and shall be said fixed amount for the remainder of the term of the Lease.

         4. ALTERNATE MCAS EL TORO SITE. Landlord and Tenant acknowledge that Tenant intends to pursue an alternate site of approximately 250 acres for use as a commercial nursery within the property commonly known as the Marine Corps Air Station El Toro (the "ALTERNATE SITE"). Tenant agrees to use commercially best efforts to negotiate and acquire such Alternate Site from the City of Irvine and/or other owners or ground lessors of property within such Air Station, on terms satisfactory to Tenant in its sole and absolute discretion. If Tenant is successful in acquiring the Alternate Site (whether by lease, purchase of fee or other means), then the term of the Lease as to the entire leased premises then covered by the Lease shall terminate upon the earlier of (a) the date specified in Section 3.1 of the Original Lease for expiration of the term (i.e., December 31, 2010), (b) two (2) years after the date upon which Tenant has acquired the Alternate Site and received the necessary governmental approvals for conducting and constructing its nursery operations on the Alternate Site, or (c) two (2) years after the date upon which Tenant has commenced any significant work on the Alternate Site (as used in the foregoing, "significant work" shall include grading or the installation of irrigation improvements but shall exclude conducting soils, engineering and other tests and surveys). Landlord shall cooperate with and assist Tenant in working with the City of Irvine to acquire the Alternate Site, provided that in no event shall Landlord be at any expense or liability in connection therewith. Nothing herein is intended or shall be deemed to extend, amend or modify the expiration date (i.e., December 31, 2010) for the term of the Lease.

         5. REIMBURSEMENT OF EXPENSES. Tenant shall be entitled to the following payments and credits from Landlord, up to a total of Four Million Dollars ($4,000,000.00):


-----------------
  *** Information omitted and filed separately with the Commission for confidential treatment.

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                  (a) FIRST PAYMENT. Landlord shall pay to Tenant One Million
Dollars ($1,000,000.00) thirty (30) days after that date (the "EFFECTIVE DATE") upon which Landlord has received (i) a fully executed copy of this Addendum and
(ii) the "Lender Consents" (as defined in Section 6 below);

                  (b) SECOND PAYMENT. Landlord shall pay to Tenant One Million Dollars ($1,000,000.00) one hundred twenty (120) days after the Effective Date; and

                  (c) PERCENTAGE RENT CREDIT. Tenant shall be entitled to a credit of Two Million Dollars ($2,000,000.00), to be applied against any and all percentage rental payments due from Tenant under Section 5(b) of the Original Lease from and after the Effective Date (including any percentage rental attributable to periods prior to the Effective Date, but not due from Tenant until after the Effective Date - e.g. percentage rent for calendar year 2003), until such credit is used in full. In no event shall Landlord be required to pay Tenant out of pocket for any portion of this percentage rent credit.

         6. LENDER APPROVAL. As soon as possible after the date hereof, Tenant shall use commercially best efforts to obtain and deliver to Landlord an approval in form attached hereto as EXHIBIT "B" executed by Deutsche Bank Trust Company Americas, and other approvals in such other form as may be approved by Landlord as to any other "encumbrancer" (as defined in Article XIV of the General Conditions of the Original Lease) which holds a lien upon Tenant's interest under the Lease, pursuant to which Deutsche Bank Trust Company Americas and any other encumbrancer approves this Addendum and agrees to reconvey, release and quitclaim that property which is removed from the leased premises as provided in the Lease or this Addendum (the "LENDER CONSENTS").

         7. AUTHORITY. Each of the parties executing this Addendum on behalf of a corporation as indicated below represents and warrants that he/she is duly authorized to execute and deliver this Addendum on behalf of such corporation, that such execution and delivery has been approved by such corporation's Board of Directors, and that this Addendum is binding upon said corporation in accordance with its terms.

         8. CONTINUED EFFECT. The Lease, as specifically modified by this Addendum, shall continue in full force and effect.


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         IN WITNESS WHEREOF, this Addendum No. 3 to Amended and Restated Ground
Lease is executed as of the day and year first above written.


THE IRVINE COMPANY,                              HINES NURSERIES, INC.,
a Delaware corporation                           a California corporation


                                                 By:     /S/  ROB FERGUSON
By:      /S/  JOSEPH D. DAVIS                            -----------------
         -----------------------------           Name:   Rob Ferguson
         Joseph D. Davis,                        Title:  Chief Executive Officer
         Executive Vice President

                                                 By:
By:      /S/  MARY K. WESTBROOK
         -----------------------------           Name:
         Mary K. Westbrook,                      Title:
         Vice President


           "LANDLORD"                                       "TENANT"


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